As filed with the Securities and Exchange Commission on November 2, 2009.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACWEST BANCORP

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	33-0885320 (IRS Employer Identification No.)

PACWEST BANCORP 2003 STOCK INCENTIVE PLAN

(Full title of the plan)

401 West “A” Street

San Diego, California  92101

(619) 233-5588

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jared M. Wolff

Executive Vice President and General Counsel

10250 Constellation Boulevard, Suite 1640

Los Angeles, California  90067

(310) 728-1023

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to:

Patrick S. Brown

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California  90067

(310) 712-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value	1,500,000	$17.56	$26,340,000	$1,469.77

(1)         Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)         Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock, $0.01 par value per share, of PacWest Bancorp (“PacWest”) as reported on the NASDAQ Global Select Market on October 30, 2009.

EXPLANATORY STATEMENT

Pursuant to General Instruction E to Form S-8, this registration statement registers additional securities of the same class as other securities for which a registration statement, also filed on Form S-8 and relating to the PacWest Bancorp 2003 Stock Incentive Plan, is effective.  Therefore, this registration statement consists only of the following:  the facing page, the required statement (regarding incorporation by reference) set forth below, the required opinions and consents, the signature page and information that is required in this registration statement that is not in the earlier registration statement.

This registration statement hereby incorporates by reference the contents of PacWest’s earlier registration statement on Form S-8, Registration File No. 333-43330, filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2000, the registration statement on Form S-8, Registration File No. 333-101025, filed with the Commission on November 5, 2002, the registration statement on Form S-8, Registration File No. 333-107636, filed with the Commission on August 4, 2003 and the registration statement on Form S-8, Registration File No. 333-138542, filed with the Commission on November 9, 2006.  After giving effect to this filing, an aggregate of 5,000,000 shares of PacWest’s common stock, $0.01 par value per share, have been registered for issuance pursuant to the PacWest Bancorp 2003 Stock Incentive Plan.

Effect of New Accounting Standard

On January 1, 2009, FSP EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, became effective for us. This pronouncement clarified that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities and are included in the two-class method of determining basic and diluted earnings per share. All our unvested restricted stock participates with our common stockholders in dividends. Application of the new standard results in a reduction of net earnings available to common stockholders and lower earnings per share when compared to the previous requirements. The new standard is applied retrospectively to previously reported EPS amounts. The new standard’s effect on the net loss per diluted share for the year ended 2008 was an increase of $0.03 to $26.82 from $26.79. The new standard’s effect on the net income per diluted share for the years ended 2007 and 2006 was a decrease of $0.07 and $0.09 from the previously reported diluted earnings per share. The following is a summary of the calculation of basic and diluted earnings (loss) per share for the years indicated:

	For the Year Ended
	2008	2007	2006
Basic earnings (loss) per share
Net earnings (loss)	$(728,065)	$90,326	$75,998
Less: earnings allocated to unvested restricted stock	(828)	(2,172)	(2,418)
Net earnings (loss) allocated to common shares	$(728,893)	$88,154	$73,580
Total weighted-average basic shares and unvested restricted stock outstanding	27,868.5	29,421.6	24,656.6
Less: weighted-average unvested restricted stock outstanding	(691.5)	(849.6)	(1,180.6)
Total weighted-average basic shares outstanding	27,177.0	28,572.0	23,476.0
Basic earnings (loss) per share	$(26.82)	$3.09	$3.13
Diluted earnings (loss) per share
Net earnings (loss) allocated to common shares	$(728,893)	$88,154	$73,580
Total weighted-average basic shares and unvested restricted stock outstanding	27,868.5	29,421.6	24,656.6
Add: stock options outstanding	—	18.6	111.9
Less: weighted-average unvested restricted stock outstanding	(691.5)	(849.6)	(1,180.6)
Total weighted-average diluted shares outstanding	27,177.0	28,590.6	23,587.9
Diluted earnings (loss) per share	$(26.82)	$3.08	$3.12

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.    Interests of Named Experts and Counsel.

The validity of the securities offered hereby has been passed upon for PacWest by Jared M. Wolff, its Executive Vice President and General Counsel.  As of October 30, 2009, Jared M. Wolff beneficially owned 15,043 shares of PacWest common stock (which includes 12,500 shares of restricted stock that vest on November 5, 2009).

Item 8.    Exhibits.

Exhibit No.	Description
5.1	Opinion of Jared M. Wolff, Esq. as to the validity of the Common Stock.

23.1	Consent of KPMG LLP (independent registered public accounting firm for PacWest Bancorp).

23.2	Consent of Jared M. Wolff, Esq. (included in his opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this registration statement).

Item 9.    Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:  (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 2nd day of November, 2009.

PACWEST BANCORP

By	/s/ JARED M. WOLFF
	Name:	Jared M. Wolff
	Title:	Executive Vice President and General Counsel

Power Of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew P. Wagner, Victor R. Santoro and Jared M. Wolff, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN M. EGGEMEYER
John M. Eggemeyer, III	Chairman of the Board of Directors	November 2, 2009

/s/ MATTHEW P. WAGNER
Matthew P. Wagner	Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2009

/s/ VICTOR R. SANTORO
Victor R. Santoro	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 2, 2009

/s/ MARK N. BAKER
Mark N. Baker	Director	November 2, 2009

/s/ STEPHEN M. DUNN
Stephen M. Dunn	Director	November 2, 2009

/s/ BARRY C. FITZPATRICK
Barry C. Fitzpatrick	Director	November 2, 2009

/s/ GEORGE L. LANGLEY
George E. Langley	Director	November 2, 2009

/s/ SUSAN E. LESTER
Susan E. Lester	Director	November 2, 2009

/s/ TIMOTHY B. MATZ
Timothy B. Matz	Director	November 2, 2009

/s/ ARNOLD W. MESSER
Arnold W. Messer	Director	November 2, 2009

/s/ DANIEL B. PLATT
Daniel B. Platt	Director	November 2, 2009

/s/ JOHN W. ROSE
John W. Rose	Director	November 2, 2009

/s/ ROBERT A. STINE
Robert A. Stine	Director	November 2, 2009

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Jared M. Wolff, Esq. as to the validity of the Common Stock.

23.1	Consent of KPMG LLP (independent registered public accounting firm for PacWest Bancorp).

23.2	Consent of Jared M. Wolff, Esq. (included in his opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this registration statement).